Exhibit 10.bb
2100 Highway 55
Medina, MN 55340-9770
763-542-0509

December 29, 2017

Ms. Stacy Bogart
XXXXXXXXXXXX
XXXXXXXXXXX, XX XXXXX

Dear Stacy:
I am writing regarding our recent discussion about your plans to terminate your employment with Polaris and your willingness to continue in a limited capacity consulting role. This letter agreement (the “Agreement”) is written for the purpose of setting forth the terms and conditions of your consulting arrangement.

1.	Consulting Arrangement.

Your employment, duties and responsibilities as Senior Vice President - General Counsel and Corporate Secretary will continue until January 2, 2018 (the “Termination Date”) at which time you will transition to a consulting role through January 29, 2018 (the “Transition Period”) to further facilitate the transition of your duties and responsibilities. We’ve agreed that you will provide consulting services on matters related to Polaris’ legal matters and other matters within your experience and expertise as may be requested by me. You will perform services for Polaris as requested, but with the understanding that your time commitment for the performance of such services will not be more than 20% of your average level of time commitment to Polaris during the 36 month period prior to the Termination Date; accordingly, you and Polaris intend for there to be a reduction in services performed sufficient to result in a “separation from service” under Section 409A of the Internal Revenue Code as of the Termination Date.
Compensation and Benefits.

(a)Compensation. You will be paid a flat fee of $200.00 per week. Any monies due will be paid in accordance with Polaris’ accounts payable policy. You will be solely responsible for the payment of all taxes with respect to the consulting fees paid to you.

(b) Other Benefits. During the Transition Period, you will be treated as and shall at all times act as an independent contractor, and therefore you will not be eligible for any Polaris compensation programs or other benefits offered by Polaris. Your currently outstanding and unvested equity awards will be forfeited with the exception of 15,000 option shares scheduled to vest on January 27, 2018. All other unvested restricted stock awards whether time based or performance based and option awards will be forfeited on the Termination Date.

To the extent your option awards have vested and become exercisable prior to the end of the Transition Period (including any awards that vest as of January 29, 2018), they shall continue to be exercisable for a period of 90 days after such date, but not after the “Expiration Date” set forth in the stock option agreement memorializing any such stock options.
2.Entire Agreement. This Agreement constitutes the entire understanding of the parties hereto and supersedes all prior understandings, whether written or oral, between the parties with respect to your employment with Polaris. The Non-Competition Agreement and the Proprietary and Conflict of Interest Agreement entered into between you and Polaris remains in full force and effect and nothing contained herein is intended to amend or modify the provisions of those agreements or any replacements thereof.

Please sign and return a copy of this Agreement indicating that you accept our offer and confirming the terms of your consulting arrangement.

Very truly yours,
/s/ Scott W. Wine
Scott Wine
Chairman & Chief Executive Officer

Accepted and Confirmed:
Date: January 2, 2018
/s/ Stacy Bogart
Stacy Bogart